                                                                    EXHIBIT 2.04

                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                               NETSELECT, INC.,

                        AVENUE ACQUISITION CORPORATION

                                      AND

                              SPRINGSTREET, INC.


                           Dated as of May 19, 1999

                               TABLE OF CONTENTS

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                                                                                                                        Page
                                                                                                                        ----
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ARTICLE 1. The Merger................................................................................................    2

         1.1      The Merger.........................................................................................    2
         1.2      Effective Time.....................................................................................    2
         1.3      Effect of the Merger...............................................................................    2
         1.4      Articles of Incorporation; Bylaws..................................................................    2
         1.5      Directors and Officers.............................................................................    3
         1.6      Merger Consideration...............................................................................    3
         1.7      Dissenting Shares for Holders of Street Capital Stock..............................................    6
         1.8      Surrender of Certificates..........................................................................    7

ARTICLE 2. Representations and Warranties of Street..................................................................    9

         2.1      Organization of Street.............................................................................   10
         2.2      Street Capital Structure...........................................................................   10
         2.3      Obligations With Respect to Capital Stock..........................................................   12
         2.4      Authority; Non-Contravention.......................................................................   12
         2.5      Street Financial Statements........................................................................   14
         2.6      Absence of Certain Changes or Events...............................................................   14
         2.7      Taxes..............................................................................................   14
         2.8      Title to Properties; Absence of Liens and Encumbrances.............................................   16
         2.9      Intellectual Property..............................................................................   17
         2.10     Compliance; Permits; Restrictions..................................................................   19
         2.11     Litigation.........................................................................................   20
         2.12     Brokers' and Finders' Fees.........................................................................   20
         2.13     Interested Party Transactions......................................................................   20
         2.14     Employee Benefit Plans.............................................................................   21
         2.15     Environmental Matters..............................................................................   24
         2.16     Year 2000 Compliance...............................................................................   25
         2.17     Agreements, Contracts and Commitments..............................................................   26
         2.18     Board Approval.....................................................................................   27
         2.19     Insurance..........................................................................................   27

ARTICLE 3. Representations and Warranties of Select and Sub..........................................................   28

         3.1      Organization of Select.............................................................................   28
         3.2      Select Capital Structure...........................................................................   28
         3.3      Obligations With Respect to Capital Stock..........................................................   29
         3.4      Authority; Non-Contravention.......................................................................   30
         3.5      Select Financial Statements........................................................................   31
         3.6      Absence of Certain Changes or Events...............................................................   31
         3.7      Taxes..............................................................................................   32

                               TABLE OF CONTENTS
                                  (continued)

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                                                                                                                        Page
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         3.8      Title to Properties; Absence of Liens and Encumbrances.............................................   33
         3.9      Intellectual Property..............................................................................   33
         3.10     Compliance; Permits; Restrictions..................................................................   35
         3.11     Litigation.........................................................................................   36
         3.12     Brokers' and Finders' Fees.........................................................................   36
         3.13     Environmental Matters..............................................................................   36
         3.14     Year 2000 Compliance...............................................................................   37
         3.15     Agreements, Contracts and Commitments..............................................................   37
         3.16     Employee Benefit Plans.............................................................................   37
         3.17     Board Approval.....................................................................................   38

ARTICLE 4. Conduct Prior to the Effective Time.......................................................................   38

         4.1      Conduct of Business of Street......................................................................   38
         4.2      Street Non-Solicitation............................................................................   40

ARTICLE 5. Additional Agreements.....................................................................................   42

         5.1      Fairness Hearing; Shareholder Approval.............................................................   42
         5.2      Restrictions on Transfer...........................................................................   43
         5.3      Access to Information..............................................................................   44
         5.4      Confidentiality....................................................................................   44
         5.5      Expenses...........................................................................................   45
         5.6      Public Disclosure..................................................................................   45
         5.7      Consents...........................................................................................   45
         5.8      FIRPTA Compliance..................................................................................   45
         5.9      Reasonable Efforts.................................................................................   45
         5.10     Notification of Certain Matters....................................................................   45
         5.11     Directors' and Officers' Indemnification...........................................................   46
         5.12     Cooperation of Independent Accountants.............................................................   46
         5.13     Termination of 401(k) Plan.........................................................................   47
         5.14     Information Supplied...............................................................................   47

ARTICLE 6. Conditions to the Merger..................................................................................   48

         6.1      Conditions to Obligations of Each Party to Effect the Merger.......................................   48
         6.2      Conditions to Obligations of Select and Sub........................................................   49
         6.3      Conditions to the Obligations of Street............................................................   50

ARTICLE 7. Survival of Representations and Warranties; Escrow........................................................   51

         7.1      Survival of Representations and Warranties.........................................................   51
         7.2      Escrow Arrangements................................................................................   51


                               TABLE OF CONTENTS
                                  (continued)

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ARTICLE 8. Termination, Amendment and Waiver.........................................................................   58

         8.1      Termination........................................................................................   58
         8.2      Effect of Termination..............................................................................   60
         8.3      Amendment..........................................................................................   60
         8.4      Extension; Waiver..................................................................................   60

ARTICLE 9. General Provisions........................................................................................   60

         9.1      Notices............................................................................................   60
         9.2      Interpretation.....................................................................................   62
         9.3      Counterparts.......................................................................................   62
         9.4      Entire Agreement; Assignment.......................................................................   62
         9.5      Severability.......................................................................................   62
         9.6      Other Remedies.....................................................................................   62
         9.7      Governing Law......................................................................................   62
         9.8      Rules of Construction..............................................................................   63
         9.9      Attorneys'Fees.....................................................................................   63

Exhibit A         Form of Non-Competition and Employment Agreement

Exhibit B         Form of Restated Certificate of Incorporation

Exhibit C         Form of Marcus & Millichap Letter Agreement Amendment

Exhibit D         Street Schedules

Exhibit E         Select Schedules

Exhibit F         Schedules to Merger Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of May 19, 1999 by and among NetSelect, Inc., a Delaware corporation ("Select"), Avenue Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Select ("Sub"), SpringStreet, Inc., a California corporation ("Street") and, with respect to Article 7 only, Jay Hoag, as Securityholder Agent, and U.S. Bank Trust, N.A. as Escrow Agent.

                                   RECITALS

     A. The Boards of Directors of each of Select, Sub and Street believe it is in the best interests of each company and the shareholders of each company that Select acquire Street through the statutory merger of Sub with and into Street (the "Merger") with Street being the surviving corporation in the Merger and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of Street (other than Dissenting Shares, as defined in Section 1.7(a) herein and any shares owned by Select) and all options, warrants and other rights to acquire any shares of capital stock of Street shall be converted into the right to receive shares of capital stock of Select.

     C. A portion of the shares of capital stock of Select otherwise issuable by Select in connection with the Merger shall be placed in escrow and held by the Escrow Agent pursuant to the escrow agreement set forth in Article 7 hereof and the release of such shares shall be contingent upon certain events and conditions as set forth in Article 7.

     D. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     E. As a material inducement for Select to consummate the Merger, certain key employees of Street will enter into a non-competition and employment agreement in the form attached hereto as Exhibit A (the "Non-Competition and Employment Agreement") with Select, each of which shall become effective as of the Effective Time (as defined herein).

     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Select to enter into this Agreement, certain shareholders of Street are executing and delivering voting agreements (the "Shareholder Support Agreements") to Select.

     G. Street on the one hand, and Select and Sub on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                  ARTICLE 1.

                                  The Merger

     The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code ("California Law") and the Delaware General Corporation Law ("Delaware Law"), Sub shall be merged with and into Street, the separate corporate existence of Sub shall cease and Street shall continue as the surviving corporation. The surviving corporation after the Merger is sometimes referred to hereinafter as the "Surviving Corporation."

     Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article 6, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Select and Street. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (the "Merger Agreement") and any other required instruments with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, in accordance with the relevant provisions of applicable law (the later of the time of acceptance of such filing by the Secretary of State of the State of California or the Secretary of State of the State of Delaware of such filing being referred to herein as the "Effective Time").

     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Street and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Street and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Articles of Incorporation; Bylaws.

          (a) Unless otherwise determined by Select prior to the Effective Time, at the Effective Time, the Certificate of Incorporation (with such changes as may be required by California Law) of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with California Law and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows:
"The name of the corporation is SpringStreet, Inc."

          (b) Unless otherwise determined by Select prior to the Effective Time, the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with California Law and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     Directors and Officers. Unless otherwise determined by Select prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of Surviving Corporation, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. The officers of Street immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

     1.6  Merger Consideration

          (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "Common Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (x) the Net Consideration Share Number by (y) the Total Outstanding Shares less the aggregate number of outstanding shares of Street Series C Preferred Stock immediately prior to the Effective Time (with the result rounded to four decimal places and .5 being rounded up).

          "Consideration Shares" shall mean the number of shares of Select Common Stock and Select Series H Preferred Stock issuable to the Street Shareholders pursuant to Section 1.6(b) hereof.

          "Escrow Amount" shall mean that number of shares of Select Common Stock and Select Series H Preferred Stock equal to ten percent (10%) of the number of shares of Select Common Stock and Select Series H Preferred Stock otherwise issuable to the Street Shareholders pursuant to Section 1.6(b) hereof.

          "Exchange Ratios" shall mean Common Exchange Ratio, Preferred Exchange Ratio and Series C Exchange Ratio.

          "GAAP" shall mean U.S. generally accepted accounting principles.

          "Knowledge" shall mean, with respect to Street or Select, what is within the actual knowledge of any of the officers of Street or Select, as the case may be.

          "Net Consideration Share Number" shall mean 1,538,963.

          "Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the consolidated business, assets (including intangible assets), financial condition or results of operations of Street or Select, as applicable.

          "Preferred Exchange Ratio" shall mean a number equal to the quotient of (x) the Common Exchange Ratio, divided by (y) 2 (with the result rounded to four decimal places and .5 being rounded up).

          "Select Common Stock" shall have the meaning ascribed to it in Section
3.2 hereof.

          "Select Series H Preferred Stock" shall mean the Series H Preferred Stock of Select with the rights, preferences, privileges and restrictions set forth on Exhibit B hereto (the "Restated Certificate").

          "Series C Exchange Ratio" shall mean .0623.

          "Street Capital Stock" shall mean shares of Street Common Stock, Street Preferred Stock and any shares of other capital stock of Street.

          "Street Common Stock" shall mean shares of common stock of Street.

          "Street Convertible Securities" shall mean the Street Options and other rights (other than Street Preferred Stock) to acquire or receive shares of Street Capital Stock.

          "Street Options" shall mean all issued and outstanding options to purchase or otherwise acquire Street Capital Stock (whether or not vested) held by officers, employees or directors of or consultants to Street (other than Street Preferred Stock).

          "Street Preferred Stock" shall mean shares of Street Series A Preferred Stock, Street Series B Preferred Stock, Street Series C Preferred Stock and Street Series D Preferred Stock.

          "Street Series A Preferred Stock" shall mean shares of Series A Preferred Stock of Street.

          "Street Series B Preferred Stock" shall mean shares of Series B Preferred Stock of Street.

          "Street Series C Preferred Stock" shall mean shares of Series C Preferred Stock of Street.

          "Street Series D Preferred Stock" shall mean shares of Series D Preferred Stock of Street.

          "Street Shareholders" shall mean holders of any shares of Street Capital Stock immediately prior to the Effective Time.

          "Total Outstanding Shares" shall mean the aggregate number of shares of Street Common Stock outstanding immediately prior to the Effective Time, including Street Common Stock issuable upon the exercise of Street Options plus the aggregate number of shares of Street Common Stock issuable, with or without the passage of time or satisfaction of other conditions, upon exercise of or conversion of all Street Convertible Securities and Street Preferred Stock outstanding immediately prior to the Effective Time.

          (b) Effect on Street Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Street or the Street Shareholders, each share of Street Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.7 hereof and any shares owned by Select, Sub or Street or any direct or indirect wholly owned subsidiary thereof) shall be canceled and extinguished and shall be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Street Capital Stock and upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, Sections 1.6(f), (g) and (h) hereof and the escrow provisions set forth in Article 7 and/or described in Section 1.8(b) hereof, (i) in the case of each share of Street Common Stock, a number of shares of Select Common Stock equal to the Common Exchange Ratio,
(ii) and the case of each share of Street Preferred Stock (other than Street Series C Preferred Stock), a number of shares of Select Series H Preferred Stock equal to the Preferred Exchange Ratio and (iii) in the case of each share of Street Series C Preferred Stock, a number of shares of Select Series H Preferred Stock equal to the Series C Exchange Ratio.

          (c) Assumption of Street Options. At the Effective Time, each outstanding Street Option issued pursuant to Street's 1997 Incentive Stock Plan (the "Street Option Plan") or otherwise, whether vested or unvested, will be assumed by Select in connection with the Merger. Each Street Option so assumed by Select under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Street Option Plan and/or as provided in the respective option agreements immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (i) each Street Option will be exercisable for that number of whole shares of Select Common Stock equal to the product of the number of shares of Street Common Stock that were issuable upon exercise of such Street Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded down to the nearest whole number of shares of Select Common Stock and (ii) the per share exercise price for the shares of Select Common Stock issuable upon exercise of such assumed Street Option will be equal to the quotient determined by dividing the exercise price per share of Street Capital Stock at which such Street Option was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio, rounded up to the nearest whole cent.

          (d) Option Status. It is the intention of the parties hereto that the Street Options assumed by Select following the Closing pursuant to this Section
1.6 will, to the extent permitted by
applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent any such Street Options qualified as incentive stock options immediately prior to the Effective Time.

          (e) Withholding Taxes. Any number of shares of Select Common Stock and/or Select Series H Preferred Stock issuable pursuant to Section 1.6(b) shall be subject to, and reduced by, the amount of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of Street) in connection with the acquisition of Street Capital Stock upon the exercise of Street Options, the acceleration of vesting of any Street Capital Stock or Street Options, or the payment of a bonus in the form of Street Capital Stock, if any.

          (f) Fractional Shares. No fractional share of Select Common Stock or Select Series H Preferred Stock shall be issued in the Merger. In lieu thereof, any fractional share shall be rounded to the nearest whole share of Select Common Stock or Select Series H Preferred Stock (with .5 being rounded up).

          (g) Cancellation of Select-owned and Street-owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Street Capital Stock owned by Select, Sub, Street or any direct or indirect wholly-owned subsidiary thereof immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof.

          (h) Capital Stock of Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (a) Adjustment of the Exchange Ratios. In the event that, prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the Select Common Stock and/or Select Series H Preferred Stock, any change or conversion of Select Common Stock and/or Select Series H Preferred Stock into other securities or any other dividend or distribution with respect to the Select Common Stock and/or Select Series H Preferred Stock should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Common Exchange Ratio, Preferred Exchange Ratio and Series C Exchange Ratio, as the case may be, and thereafter all references to the affected Exchange Ratio(s) shall be deemed to be as so adjusted.

     Dissenting Shares for Holders of Street Capital Stock.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Street Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Select Common Stock and/or Select Series H Preferred Stock, as the case may be, pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

          (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Street Capital Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Select Common Stock and/or Select Series H Preferred Stock, as the case may be, as provided in
Section 1.6 (and subject to the provisions of Section 7.2 hereof), without interest thereon, upon surrender of the certificate representing such shares.

          (c) Street shall give Select (i) prompt notice of any written demands for appraisal of any shares of Street Capital Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by Street and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under California Law. Street shall not, except with the prior written consent of Select, voluntarily make any payment with respect to any demands for appraisal of capital stock of Street or offer to settle or settle any such demands.

     Surrender of Certificates.

          (d) Exchange Agent. The Secretary of Select shall serve as exchange agent (the "Exchange Agent") in the Merger.

          (e) Select to Provide Select Common Stock and Select Series H Preferred Stock. Prior to the Closing, Select shall make available to the Exchange Agent for exchange in accordance with this Article 1 the shares of Select Common Stock and Select Series H Preferred Stock issuable to Street Shareholders pursuant to Section 1.6 in exchange for outstanding shares of Street Capital Stock, less the Escrow Amount which Select shall deposit into the Escrow Fund (as defined in Section 7.2(a) hereof) on behalf of the Street Shareholders. The portion of the Escrow Amount contributed on behalf of each Street Shareholder shall be in proportion to the aggregate number of shares of Select Common Stock and/or Select Series H Preferred Stock, as the case may be, each such Street Shareholder would otherwise be entitled to receive in the Merger (excluding any shares of Select Common Stock issuable upon exercise of any assumed Street Options) by virtue of ownership of outstanding shares of Street Capital Stock immediately prior to the Effective Time.

          (f) Exchange Procedures. As soon as practicable following the Closing Date, Select shall cause to be mailed to each Street Shareholder (i) a letter of transmittal (which shall be in such form and contain such provisions as Select may reasonably specify and shall specify that delivery shall be effected, and risk of loss and title to the certificates (the "Certificates") which immediately prior to the Effective Time represent outstanding shares of Street Capital Stock whose shares are converted into the right to receive such Street Shareholder's pro rata portion of the Consideration Shares pursuant to Section 1.6, shall pass, only upon delivery of the Certificates to the Exchange Agent at the Closing) and (ii) instructions for use in effecting the surrender at the Closing of the Certificates in exchange for certificates representing such Street Shareholder's pro rata portion of the Consideration Shares. Upon surrender of a Certificate at the Closing for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Select, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Street Shareholder shall be entitled to receive, and the Exchange Agent shall promptly deliver in exchange therefor, a certificate bearing the legend set forth in Section 5.2 hereof representing the number of whole shares equal to the Consideration Shares (less the number of shares of Select Common Stock and/or Select Series H Preferred Stock, as the case may be, to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 1.8(b) and Article 7 hereof) to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Closing Date, and subject to and in accordance with the provisions of
Article 7 hereof, Select shall cause to be distributed to the Escrow Agent (as defined in Article 7) a certificate or certificates representing that number of shares of Select Common Stock and Select Series H Preferred Stock equal to the Escrow Amount which shares shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Select as provided in Article 7. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Street Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Select Common Stock and/or Select Series H Preferred Stock, as the case may be, into which such shares of Street Capital Stock shall have been so converted.

          (g) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Select Common Stock or the Select Series H Preferred Stock, as the case may be, with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Select Common Stock and/or Select Series H Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Select Common Stock and/or Select Series H Preferred Stock, as the case may be, issued in exchange therefor, plus the amount of dividends or other distributions (without interest) with a record date after the Effective Time theretofore paid with respect to such whole shares of Select Common Stock and/or Select Series H Preferred Stock.

          (h) Transfers of Ownership. If any certificate for shares of Select Common Stock and/or Select Series H Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Select or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Select Common Stock and/or Select Series H Preferred Stock, as the case may be, in any name other than that of the registered holder of the Certificate surrendered.

          (i) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Street Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the delivery by the holder thereof of an affidavit of that fact by the holder thereof containing customary indemnification provisions.

          (j)  No Liability. Notwithstanding anything to the contrary in this
Section 1.8, neither Select nor any party hereto shall be liable to a holder of shares of Select capital stock and/or Street Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (k) No Further Ownership Rights in Street Capital Stock. The shares of Select Common Stock and Select Series H Preferred Stock issued in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to shares of Street Capital Stock outstanding prior to the Effective Time, and there shall be no further registration of transfers on the records of Select of shares of Street Capital Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to Select for any reason, they shall be canceled and exchanged as provided in this
Article 1.

          (l) Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. Each party has consulted with its own tax advisers with respect to the tax consequences of the Merger.

          (m) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Street, Select and Sub, the officers and directors of Street, Select and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE 2.

                   REPRESENTATIONS AND WARRANTIES OF STREET

     As of the date hereof and as of the Closing Date, Street represents and warrants to Select and Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and supplied by Street to Select dated as of the date hereof and certified by a duly authorized officer of Street (the "Street Schedules"), as follows:

     Organization of Street.

          (a) Street has no subsidiaries and Street owns no capital stock of, or any equity interest of any nature in, any other entity, except for passive investments in equity interests of public companies as part of the cash management program of Street. Street has not agreed and is not obligated to make, nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect ("Contract") under which Contract it may become obligated to make, any future investment in or capital contribution to any other entity. Street has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

          (b) Street is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

          (c) Street is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 1.6(a)) on Street.

          (d) Street has delivered or made available to Select a true and correct copy of the Articles of Incorporation and Bylaws of Street, each as amended to date (collectively, the "Street Charter Documents"), and each such instrument is in full force and effect. Street is not in violation of any of the provisions of the Street Charter Documents.

          (e) Street has delivered or made available to Select all proposed or considered amendments to Street Charter Documents.

       Street Capital Structure.

          (a) The authorized capital stock of Street consists of: (i) 25,000,000 shares of Street Common Stock, of which 1,298,374 shares are outstanding as of April 22, 1999; and (ii) 15,277,136 shares of Street Preferred Stock, of which 14,554,062 shares are outstanding as of the date of this Agreement. The Street Preferred Stock is designated as follows: (i) 3,750,000 shares of Street Series A Preferred Stock, all of which are outstanding as of the date of this Agreement; (ii) 3,684,210 shares of Street Series B Preferred Stock, all of which are outstanding as of the date of this Agreement; (iii) 4,689,080 shares of Street Series C Preferred Stock, all of which are outstanding as of the date of this Agreement; and (iv) 3,153,846 shares of Street Series D Preferred Stock, 2,430,772 of which are outstanding as of the date of this Agreement. All of the outstanding shares of capital stock of Street have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Street Common Stock held in treasury by Street. Upon consummation of the Merger, (A) the shares of Select Common Stock and Select Series H Preferred Stock issued in exchange for any shares of Street Capital Stock that are subject to a Contract pursuant to which Street has the right to repurchase, redeem or otherwise reacquire any shares of Street Capital Stock will, without any further act of Select, Street or any other person, become subject to the restrictions, conditions and other provisions contained in such Contract (subject to the provisions thereof as in effect on the date hereof) and (B) Select will automatically succeed to and become entitled to exercise Street's rights and remedies under any such Contract.

          (b) As of April 22, 1999: (i) 2,226,279 shares of Street Common Stock are subject to issuance pursuant to outstanding options to purchase Street Common Stock under the Street Option Plan or otherwise; and (ii) 150,347 shares of Street Common Stock are reserved for future issuance under the Street Option Plan. Part 2.2(b) of the Street Schedules sets forth the following information with respect to each Street Option outstanding as of the date of this Agreement:
(i) the name and address of the optionee and optionee's position at Street; (ii) the number of shares of Street Common Stock subject to such Street Option; (iii) the exercise price of such Street Option; (iv) the date on which such Street Option was granted; (v) the applicable vesting schedule; (vi) the date on which such Street Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Street has made available to Select accurate and complete copies of all stock option plans pursuant to which Street has granted stock options that are currently outstanding and the form of all stock option agreements evidencing such options. All shares of Street Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b)(i) of the Street Schedules, there are no commitments or agreements of any character to which Street is bound obligating Street to accelerate the vesting of any Street Option as a result of the Merger or the transactions contemplated by this Agreement.

          (c) All outstanding shares of Street Capital Stock and all outstanding Street Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

     Obligations With Respect to Capital Stock.

     Except as set forth Section 2.2(b) hereof and in Part 2.3 of the Street Schedules, there are no equity securities, partnership interests or similar ownership interests of any class of any Street equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Street owns free and clear of all claims and Encumbrances (as defined below), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Street, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For the purposes of this Agreement "encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.3 of the Street Schedules or as set forth in Section 2.2 hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Street is a party or by which it is bound obligating Street to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Street or obligating Street to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and as set forth in Part 2.3 of the Street Schedules, there are no registration rights and there is, except for the Shareholder Support Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Street is a party or by which it is bound with respect to any equity security of any class of Street.

     Authority; Non-Contravention.

          (a) Street has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Street, subject only to the approval and adoption of this Agreement and the approval of the Merger by Street's shareholders and the filing of the Merger Agreement pursuant to California Law. The affirmative vote of the holders of (i) a majority of each series of Street Preferred Stock, each voting separately as a single class, (ii) sixty percent (60%) of Street Preferred Stock voting together as a single class, (iii) a majority of Street Common Stock voting together as a single class and (iv) a majority of Street Common Stock and

Street Preferred Stock voting together as a single class, is required to approve and adopt this Agreement and approve the Merger. The vote of the shares of Street Capital Stock in accordance with the terms of the Shareholder Support Agreements, is sufficient for Street Shareholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Street and, assuming due execution and delivery by Select and Sub, constitutes a valid and binding obligation of Street, enforceable against Street in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Street does not, and the performance of this Agreement by Street will not, (i) conflict with or violate the Street Charter Documents, subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Street's shareholders as contemplated in Section 5.1, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Street or by which Street or any of its respective properties is bound or affected, subject to compliance with the requirements set forth in Section 2.4(b) below or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Street's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Street or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Street or any of its subsidiaries is a party or by which Street or any of its subsidiaries or its or any of their respective assets are bound or affected. Part 2.4(b) of the Street Schedules lists all consents, waivers and approvals under any of Street's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Street, Select or the Surviving Corporation as a result of the Merger.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made by Street in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Merger Agreement with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, including obtaining the California Permit (as defined in Section 5.1(a)), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Select, Sub or Street or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     Street Financial Statements.

     Part 2.5 of the Street Schedules sets forth Street's audited balance sheet as of December 31, 1998 and the related audited statements of income and cash flow for the period from Street's inception to December 31, 1998 (the "Street Audited Financials") and Street's unaudited balance sheet as of March 31, 1999 (the "Street Current Balance Sheet") and the related unaudited statements of income and cash flow for the three months then ended (the "Street Unaudited Financials" and, together with the Street Audited Financials, the "Street Financials"). The Street Financials are correct in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent throughout the periods indicated and consistent with each other except as may be indicated therein. The Street Financials present fairly the financial condition, operating results and cash flows of Street as of the dates and during the periods indicated therein, subject in the case of the Street Unaudited Financials, to normal year-end adjustments, which will not be material in amount or significance.

     Absence of Certain Changes or Events.

     Since the date of the Street Current Balance Sheet until the date hereof there has not been: (i) any Material Adverse Effect on Street, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Street Capital Stock, or any purchase, redemption or other acquisition by Street of any of Street's capital stock or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Street Capital Stock, (iv) any granting by Street of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Street of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Street of any increase in sever ance or termination pay or any entry by Street into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Street of the nature contemplated hereby, (v) entry by Street into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by Street in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or (vii) any revaluation by Street of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice.

     Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.

                    (i) Street has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Street with any Tax authority, except such Returns which are not material to Street. Street has paid all Taxes shown to be due on such Returns.

                    (ii) Street as of the Effective Time will have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

                    (iii) Street has not been delinquent in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Street, nor has Street executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

                    (iv) No audit or other examination of any Return of Street by any Tax authority is presently in progress, nor has Street been notified of any request for such an audit or other examination.

                    (v) No adjustment relating to any Returns filed by Street has been proposed in writing formally or informally by any Tax authority to Street or any of its representatives.

                    (vi) Street has no liability for unpaid Taxes which has not been accrued for or reserved on the Street Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Street, other than any liability for unpaid Taxes that may have accrued since the date of the Street Current Balance Sheet in connection with the operation of the business of Street in the ordinary course.

                    (vii) There is no contract, agreement, plan or arrangement to which Street is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Street that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                    (viii)  Street has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Street.

                    (ix) Street is not a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                    (x) Except as may be required as a result of the Merger, Street has not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                    (xi) None of Street's assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

                    (xii) Part 2.7 of Street Schedules lists (A) any foreign Tax holidays, (B) any inter-Street transfer pricing agreements, or other arrangements that have been established by Street with any Tax authority and (C) any expatriate programs or policies affecting Street.

     Title to Properties; Absence of Liens and Encumbrances.

          (a) Part 2.8(a)(i) of the Street Schedules lists all real property leases to which Street is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than the leaseholds created under the real property leases identified in Part 2.8(a)(i) of the Street Schedules, Street owns no interest in real property.

          (b) Street has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens"), except as reflected in the Street Financials and except for liens for taxes not yet due and payable, statutory liens and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     Intellectual Property.

     For the purposes of this Agreement, the following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "Street Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Street.

          "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and
          (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "Street Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Street.

          (a) No material Street Intellectual Property or product or service of Street is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing thereof by Street, or which may affect the validity, use or enforceability of such Street Intellectual Property.

          (b) Part 2.9(b) of the Street Schedules is a complete and accurate list of all Street Registered Intellectual Property as of the date hereof and specifies, where applicable, the jurisdictions in which each such item of Street Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of Street Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (c) Street owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to, each material item of Street Intellectual Property or other Intellectual Property used by Street free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Street is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Street, including the sale of any products or the provision of any services by Street.

          (d) Street owns exclusively, and has good title to, all copyrighted works that are Street products or which Street otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for Street, Street has a written agreement with such third party with respect thereto and Street thereby either (i) has obtained ownership of, and is the exclusive owner of or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) Street has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to Street Intellectual Property, to any third party.

          (g) The Street Schedules list all material contracts, licenses and agreements to which Street is a party as of the date hereof (i) with respect to Street Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Street.

          (h) All material contracts, licenses and agreements relating to Street Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Street is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the Knowledge of Street, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements.

Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Street's rights under such contracts, licenses and agreements to the same extent Street would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Street would otherwise be required to pay.

          (i) The operation of the business of Street as such business currently is conducted, including Street's design, development, manufacture, marketing and sale of the products or services of Street (including with respect to products and services currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party in any respect adverse to such party (including, without limitation, United States Patent Nos. 5,032,989 and 4,870,576) or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (j) Street has not received notice from any third party that the operation of the business of Street or any act, product or service of Street, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (k) To the Knowledge of Street, no person has or is infringing or misappropriating, in any respect materially adverse to Street, any Street Intellectual Property.

          (l) Street has taken reasonable steps to protect Street's rights in Street's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Street, and, without limiting the foregoing, Street has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality and invention assignment agreement and all current and former employees and contractors of Street have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Street.

     Compliance; Permits; Restrictions.

          (a) Street is not in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Street or by which Street or any of its respective properties is bound or affected or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Street is a party or by which Street or any of its respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Street to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Street's Knowledge, has been threatened against Street, nor, to Street's Knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Street. There is no material agreement, judgment, injunction, order or decree binding upon Street which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Street or Select, any acquisition of material property by Street or the conduct of business by Street as currently conducted.

          (b) Street holds, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Street as currently conducted (collectively, the "STREET PERMITS"). Street is in compliance in all material respects with the terms of the Street Permits, except where the failure to be in compliance with the terms of the Street Permits would not be material to Street or Select.

     Litigation.

     Except as disclosed in Part 2.11 of the Street Schedules, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Street, threatened against, relating to or affecting Street, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, suits, actions or proceedings, to be material and adverse to Street. No Governmental Entity has at any time challenged or questioned in a writing delivered to Street the legal right of Street to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the Knowledge of Street, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Street to seek indemnification from Street.

     Brokers' and Finders' Fees.

     Street has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     Interested Party Transactions.

     Other than as set forth in Part 2.13 of the Street Schedules, no officer or director of Street (nor, to the Knowledge of Street, any shareholder of Street or any ancestor (up to once removed), sibling, descendant (up to once removed), spouse, parent, subsidiary or other affiliate of any officer, director or shareholder, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) any material interest in any entity that furnished or sold, or furnishes or sells, services, products or technology that Street furnishes or sells, or proposes to furnish or sell, (ii) any material interest in any entity that purchases from or sells or furnishes to Street any goods or services or (iii) a material beneficial interest in any Contract other than employment or consulting agreements with officers of Street and indemnification agreements with directors and officers of Street, in each case previously provided or made available to Select;

provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation and no more than percent (5%) of the outstanding equity of any other entity shall not be deemed a material "interest in any entity" for purposes of this Section 2.13.

     Employee Benefit Plans.

          (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.14(a)(i) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                    (i) "Affiliate" shall mean any other person or entity under common control with Street within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                    (ii) "Street Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Street or any Affiliate for the benefit of any Employee;

                    (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                    (iv)   "DOL" shall mean the United States Department of
Labor;

                    (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Street or any Affiliate;

                    (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Street or any Affiliate and any Employee or consultant;

                    (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                    (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                    (ix) "International Employee Plan" shall mean each Street Employee Plan that has been adopted or maintained by Street, whether informally or formally, for the benefit of Employees outside the United States;

                    (x)    "IRS" shall mean the Internal Revenue Service;

                    (xi) "Multiemployer Plan" shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA;

                    (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                    (xiii) "Pension Plan" shall mean each Street Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Part 2.14(b) of the Street Schedules contains an accurate and complete list of each Street Employee Plan and each Employee Agreement. Street does not have any plan or commitment to establish any new Street Employee Plan, to modify any Street Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Street Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Select in writing, or as required by this Agreement), or to enter into any Street Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c) Documents. Street has provided or made available to Select: (i) correct and complete copies of all documents embodying to each Street Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Street Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Street Employee Plan or related trust; (iv) if Street Employee Plan is funded, the most recent annual and periodic accounting of Street Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Street Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Street Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Street Employee Plan; (vii) all material written agreements and contracts relating to each Street Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Street Employee Plan and any proposed Street Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Street; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Street Employee Plan.

          (d) Employee Plan Compliance. (i) Street has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no

Knowledge of any default or violation by any other party to each Street Employee Plan, and each Street Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Street Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA or 4975 of the Code, has occurred with respect to any Street Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of Street, threatened or reasonably anticipated (other than routine claims for benefits) against any Street Employee Plan or against the assets of any Street Employee Plan; (v) each Street Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Select, Street or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of Street or any Affiliates, threatened by the IRS or DOL with respect to any Street Employee Plan; and (vii) neither Street nor any Affiliate is subject to any penalty or tax with respect to any Street Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) Pension Plans. Street does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) Multiemployer Plans. At no time has Street contributed to or been requested to contribute to any Multiemployer Plan.

          (g) No Post-Employment Obligations. No Street Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Street has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h) Neither Street nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

          (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Street Employee Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (j) Employment Matters. Street: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Street under any worker's compensation policy or long-term disability policy. To Street's Knowledge, no employee of Street has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Street and disclosing to Street or using trade secrets or proprietary information of any other person or entity.

          (k) Labor. No work stoppage or labor strike against Street is pending, threatened or reasonably anticipated. Street has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Street, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Street. Street has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Street is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Street.

          (l) International Employee Plan. Street does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

     Environmental Matters.

          (a) Hazardous Material. Except as would not result in material liability to Street, no underground storage tanks and no amount of any substance that has been designated by any

Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material") are present, as a result of the actions of Street or any affiliate of Street, or, to Street's Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Street or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as would not result in a material liability to Street (in any individual case or in the aggregate) (i) Street has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) Street has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. Street holds all environmental approvals, permits, licenses, clearances and consents (the "Street Environmental Permits") necessary for the conduct of Street's and its subsidiaries' Hazardous Material Activities and other businesses of Street and its subsidiaries as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Knowledge of Street, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Street or any of its subsidiaries in a writing delivered to Street concerning any Street Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Street. Street has no Knowledge of any fact or circumstance which would involve Street in any environmental litigation or impose upon Street any material environmental liability.

     Year 2000 Compliance.

     Except as disclosed in Part 2.16 of the Street Schedules, Street's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. Street's products and internal systems manage and manipulate data involving dates and times, including single century formulas multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     Agreements, Contracts and Commitments.

     Except as otherwise set forth in Part 2.17 of the Street Schedules, as of the date hereof Street is not a party to or bound by:

          (a) any employment or consulting agreement, contract or commitment currently in force with any officer or director or higher level employee or member of Street's Board of Directors, other than those that are terminable by Street or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Street's ability to terminate employees at will;

          (b) any agreement of indemnification or any guaranty by Street currently in force other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

          (c) any agreement, contract or commitment containing any covenant currently in force limiting in any respect the right of Street to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Street after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Street has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Street's subsidiaries;

          (e) any joint marketing or development agreement currently in force under which Street or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Street has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Street and which may not be canceled without penalty upon notice of ninety (90) days or less;

          (f) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Street;

          (g) any agreement or plan currently in force, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (h) any agreement, contract or commitment currently in force to sell or distribute any Street products, service or technology except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided or made available to Select;

          (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments currently in force relating to the borrowing of money or extension of credit;

          (j) any settlement agreement entered into within two (2) years prior to the date of this Agreement; or

          (k) any other agreement, contract or commitment that has a value of $25,000 or more individually.

     Neither Street, nor to Street's Knowledge any other party to a material Contract, is in breach, violation or default under, and Street has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any material Contract to which Street is bound, in such a manner as would permit any other party to cancel or terminate any such material Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     Board Approval.

     The Board of Directors of Street has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Street and the Street Shareholders, (ii) approved and deemed advisable, subject to shareholder approval, this Agreement and the transactions contemplated hereby and (iii) determined to recommend that the Street Shareholders approve and adopt this Agreement and approve the Merger.

     Insurance.

     Street maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Street (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Street. There is no material claim by Street pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

                                  ARTICLE 3.

               Representations and Warranties of Select and Sub

     As of the date hereof and as of the Closing Date, Select and Sub represent and warrant to Street, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Select and Sub to Street dated as of the date hereof and certified by a duly authorized officer of Select (the "SELECT SCHEDULES"), as follows:

     Organization of Select.

          (a) Except as set forth on Part 3.1(a) of the Select Schedules, Select does not own any capital stock of, or any equity interest of any nature in, any other entity, except for passive investments in equity interests of public companies as part of the cash management program of Select. Select has not agreed and is not obligated to make, nor bound by any contract under which contract it may become obligated to make, any future investment in or capital contribution to any other entity. Select has not, at any time, been a general partner of any general partnership, limited partnership or other entity.


          (b) Select and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

          (c) Each of Select and its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Select.

          (d) Select has delivered or made available to Street a true and correct copy of the Certificate of Incorporation and Bylaws of Select and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "Select Charter Documents"), and each such instrument is in full force and effect. Select is not in violation of any of the provisions of Select Charter Documents.

          (e) Select has delivered or made available to Street all proposed or considered amendments to Select Charter Documents.

     Select Capital Structure.

          (a) The authorized capital stock of Select consists of: (i) 90,000,000 shares of Common Stock ("Select Common Stock"), of which 8,479,580 shares have been issued and are outstanding as of April 22, 1999; and (ii) 10,000,000 shares of Preferred Stock ("Select Preferred Stock"), of which 5,288,163 shares have been issued and are outstanding as of the date of this Agreement. The Select Preferred Stock is designated as follows: (i) 1,378,000 shares of Series A Preferred Stock, all of which are outstanding as of the date of this Agreement.; (ii) 190,336 shares of Series B Preferred Stock, all of which are outstanding as of the date of this Agreement.; (iii) 614,374 shares of Series C Preferred Stock, all of which are outstanding as of the date of this Agreement.; (iv) 681,201 shares of Series D Preferred Stock, all of which are outstanding as of the date of this Agreement.;
(v) 325,000 shares of Series E Preferred Stock, all of which are outstanding as of the date of this Agreement.; (vi) 2,100,000 shares of Series F Preferred Stock, 1,758,297 of which are outstanding as of the date of this Agreement.; and
(vii) 340,955 shares of Series G Preferred Stock, all of which are outstanding as of the date of this Agreement. All of the outstanding shares of Select Common Stock and Select Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Part 3.2(b) of the Select Schedules sets forth information regarding outstanding warrants and other outstanding rights to purchase Select Common Stock and Select Preferred Stock.

          (b) As of April 22, 1999: (i) 1,634,266 shares of Select Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under Select's stock option plans; and (ii) 541,000 shares of Common Stock are reserved for future issuance under Select's stock option plans. (Stock options granted by Select pursuant to Select's stock option plans are referred to in this Agreement as "Select Options"). Select has made available to Street accurate and complete copies of all stock option plans pursuant to which Select has granted stock options that are currently outstanding and the form of all stock option agreements evidencing such options. All shares of Select Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

          (c) All outstanding shares of Select Common Stock and Select Preferred Stock, all outstanding Select Options, and all outstanding shares of capital stock of each subsidiary of Select have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

     Obligations With Respect to Capital Stock.

     Except as set forth in Section 3.2 above and in Part 3.3 of the Select Schedules, there are no equity securities, partnership interests or similar ownership interests of any class of Select equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Select owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Select that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Select's control of such subsidiaries), there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Select, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2 above and in Part
3.3 of the Select Schedules, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Select or any of its subsidiaries is a party or by which it is bound obligating Select or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Select or any of its subsidiaries or obligating Select or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except as set forth in
Part 3.3 of the Select Schedules, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Select is a party or by which it is bound with respect to any equity security of any class of Select or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     Authority; Non-Contravention.

          (a) Select has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Select and its subsidiaries, subject only to the filing of the Merger Agreement and Restated Certificate (as defined below) pursuant to California Law and Delaware Law, as applicable. This Agreement has been duly executed and delivered by Select and Sub, assuming execution and delivery by Street, constitutes a valid and binding obligation of Select and Sub, enforceable against Select and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Select and Sub do not, and the performance of this Agreement by Select and Sub will not, (i) conflict with Select Charter Documents or the Charter Documents of its subsidiaries, subject to obtaining the approval of the Select stockholders of the Restated Certificate as required by the Select Charter Documents and applicable law, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Select or any of its subsidiaries or by which Select or any of its subsidiaries or any of their respective properties are bound or affected, subject to compliance with the requirements set forth in
Section 3.4(b) below or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Select's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Select or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Select or any of its subsidiaries is a party or by which Select or any of its subsidiaries or its or any of their respective assets are bound or affected.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by Select or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Merger Agreement with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the securities or antitrust laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Select or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     Select Financial Statements.

     Part 3.5 of the Select Schedules sets forth Select's unaudited consolidated balance sheet as of December 31, 1998 and the related consolidated unaudited statements of operations and cash flow for the twelve month period ended December 31, 1998 (the "Select Year-End Financials") and Select's unaudited balance sheet as of March 31, 1999 (the "Select Current Balance Sheet") and the related unaudited statements of operations and cash flow for the three months then ended (together with the Select Year-End Financials, the "Select Financials"). The Select Financials are correct in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent throughout the periods indicated and consistent with each other except as may be indicated therein. The Select Financials present fairly the financial condition, operating results and cash flows of Select as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance.

     Absence of Certain Changes or Events.

     Since the date of Select Current Balance Sheet until the date hereof there has not been: (i) any Material Adverse Effect on Select , (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Select's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Select of any of Select's capital stock or any other securities of Select or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Select's or any of its subsidiaries' capital stock, (iv) any granting by Select or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Select or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Select or any of its subsidiaries of any increase in severance or termination pay or any entry by Select or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Select of the nature contemplated hereby, (v) any material change by Select in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or (vi) any revaluation by Select or any of its subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     Taxes.

          (a)  Tax Returns and Audits.

                    (i) Select and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Select and each of its subsidiaries with any Tax authority, except such Returns which are not material to Select, and have paid all Taxes shown to be due on such Returns.

                    (ii) Select and each of its subsidiaries as of the Effective Time will have withheld all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to the FUTA and other Taxes required to be withheld.

                    (iii) Neither Select nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Select or any of its subsidiaries, nor has Select or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

                    (iv) No audit or other examination of any Return of Select or any of its subsidiaries by any Tax authority is presently in progress, nor has Select or any of its subsidiaries been notified of any request for such an audit or other examination.

                    (v) No adjustment relating to any Returns filed by Select or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Select or any of its subsidiaries or any representative thereof.

                    (vi) Neither Select nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on Select Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Select, other than any liability for unpaid Taxes that may have accrued since the date of Select Balance Sheet in connection with the operation of the business of Select and its subsidiaries in the ordinary course.

                    (vii) There is no contract, agreement, plan or arrangement to which Select is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Select or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                    (viii) Neither Select nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Select.

                    (ix) Neither Select nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                    (x) Except as may be required as a result of the Merger, Select and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                    (xi) None of Select's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     Title to Properties; Absence of Liens and Encumbrances.

          All of Select's and its subsidiaries' current leases with respect to real property are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than the leaseholds created under real property leases, and neither Select nor its subsidiaries owns any interest in real property.

          (b) Select and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in Select Financials and except for liens for taxes not yet due and payable, statutory liens and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Select Intellectual Property" means any Intellectual Property that is
      ----------------------------
owned by, or exclusively licensed to, Select or its subsidiaries.

     "Select Registered Intellectual Property" means all of the Registered
      ---------------------------------------
Intellectual Property owned by, or filed in the name of, Select or its subsidiaries.

          (a) No material Select Intellectual Property or product or service of Select or its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Select or its subsidiaries, or which would affect the validity, use or enforceability of such Select Intellectual Property.

          (b) Each material item of Select Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (c) Select or its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to, each material item of Select Intellectual Property or Intellectual Property used by Select or its subsidiaries free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Select or its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Select or its subsidiaries, including the sale of any products or the provision of any services by Select or its subsidiaries.

          (d) To the extent that any material Intellectual Property has been developed or created by a third party for Select or its subsidiaries, Select or its subsidiaries has a written agreement with such third party with respect thereto and Select or its subsidiaries thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (e) The operation of the business of Select or its subsidiaries as such business currently is conducted, including Select's or its subsidiaries' design, development, manufacture, marketing and sale of the products or services of Select (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party in any respect adverse to such party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (f) Select and its subsidiaries have not received notice from any third party that the operation of the business of Select or any act, product or service of Select or its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (g) To the Knowledge of Select or its subsidiaries, no person has or is infringing or misappropriating, in any respect materially adverse to Select or its subsidiaries, any Select Intellectual Property.

          (h) Select and its subsidiaries have taken reasonable steps to protect Select's or its subsidiaries' rights in Select's or its subsidiaries' confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Select or its subsidiaries, and, without limiting the foregoing, Select or its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Street and all current and former employees and contractors of Select have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Select.

     Compliance; Permits; Restrictions.

          (a) Neither Select nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Select or any of its subsidiaries or by which Select or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Select or any of its subsidiaries is a party or by which Select or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Select or any of its subsidiaries to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Select's Knowledge, has been threatened against Select or any of its subsidiaries, nor, to Select's Knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Select or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Select or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Select or any of its subsidiaries, any acquisition of material property by Select or any of its subsidiaries or the conduct of business by Select as currently conducted.

          (b) Select and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Select as currently conducted (collectively, the "Select Permits"). Select and its subsidiaries are in compliance in all material respects with the terms of Select Permits, except where the failure to be in compliance with the terms of Select Permits would not be material to Select.

     Litigation.

     Except as disclosed in Part 3.11 of the Select Schedules, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Select, threatened against, relating to or affecting Select or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, suits, actions or proceedings, to be material and adverse to Select or its subsidiaries. No Governmental Entity has at any time challenged or questioned in a writing delivered to Select the legal right of Select to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the Knowledge of Select, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Select or its subsidiaries to seek indemnification from Select.

     Brokers' and Finders' Fees.

     Neither Select nor its subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     Environmental Matters.

          (a) Hazardous Material. Except as would not result in material liability to Select, no Hazardous Materials are present, as a result of the actions of Select or any of its subsidiaries or any affiliate of Select, or, to Select's Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Select or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as would not result in a material liability to Select (in any individual case or in the aggregate) (i) neither Select nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) neither Select nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. Select and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Select Environmental Permits") necessary for the conduct of Select's and its subsidiaries' Hazardous Material Activities and other businesses of Select and its subsidiaries as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Select's Knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Select or any of its subsidiaries in a writing delivered to Select concerning any Select Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Select or any of its subsidiaries. Select is not aware of any fact or circumstance which would involve Select or any of its subsidiaries in any environmental litigation or impose upon Select any material environmental liability.

     Year 2000 Compliance.

     Except as disclosed in Part 3.14 of the Select Schedules, Select's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. Select's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     Agreements, Contracts and Commitments.

     As of the date of this Agreement, neither Select nor any of its subsidiaries, nor to Select's Knowledge any other party to a material Contract of Select or its subsidiaries, is in breach, violation or default under, and neither Select nor any of its subsidiaries has received written notice that such entity has breached, violated or defaulted under, any of the material terms or conditions of any material Contract of Select or its subsidiaries in such a manner as would permit any other party to cancel or terminate any such material Contract of Select or its subsidiaries, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     3.16  Employee Benefit Plans.

     Part 3.16 of the Select Schedules contains an accurate and complete list of each Select Employee Plan. "Select Employee Plan" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Select.

     Board Approval.

     The Board of Directors of Select has, as of the date of this Agreement, approved the Merger and transactions contemplated hereby including without limitation the issuance of shares of Select Common Stock and Select Series H Preferred Stock in connection with the Merger and the Certificate Amendment.


                                  ARTICLE 4.

                      Conduct Prior to the Effective Time

     Conduct of Business of Street. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Street agrees to carry on Street's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of Street when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact Street's present business organization, keep available the services of Street's present officers and employees and preserve Street's relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired Street's goodwill and ongoing business at the Effective Time. Except as expressly contemplated by Section 4.1 of the Street Schedules or as otherwise expressly provided in this Agreement, Street shall not, without the prior written consent of Select:

          (a) other than performing the Contracts listed in the Street Schedules in accordance with their terms existing on the date hereof, make any expenditure or enter into any transaction exceeding $50,000 or any commitment or transaction of the type described in Section 2.17 hereof;

          (b) sell, license or transfer to any person or entity of any rights to any Street Intellectual Property or enter into any agreement with respect to the Street Intellectual Property with any person or entity other than in the ordinary course of business consistent with past practice;

          (c) amend or change its Articles of Incorporation or Bylaws;

          (d) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (e) issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of Street Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Street Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for (i) issuances of Street Capital Stock upon the exercise thereof or upon exercise or conversion of Street Convertible Securities or Street Preferred Stock outstanding on the date of this Agreement and (ii) issuances of Street Options in the ordinary course of business consistent with past practice;

          (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Street Capital Stock, or split, combine or reclassify any shares of Street Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Street Capital Stock, or repurchase, redeem, or otherwise acquire, directly or indirectly, any shares of Street Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except for (i) repurchases of Street Capital Stock upon the termination of service of any service providers of Street in accordance with the standard terms set forth in the agreements governing such repurchases, all of which agreements have been provided or made available to Select, (ii) conversion of Street Preferred Stock and (iii) exercises or conversion of Street Convertible Securities;

          (g) grant any severance or termination pay (i) to any director or officer or (ii) to any employee, except payments made pursuant to standard written agreements outstanding as of the date hereof and disclosed on the Street Schedules, or increase in the salary or other compensation payable or to become payable by Street to any of its officers, directors, employees or advisors, or declare, pay or make any commitment or obligation of any kind for the payment by Street of a bonus or other additional salary or compensation to any such person, or adopt or amend any employee benefit plan or enter into any employment contract other than in the ordinary course of business consistent with past practice;

          (h) sell, lease, license or otherwise dispose of any of the assets or properties of Street which are not Intellectual Property other than in the ordinary course of business and consistent with past practices, including but not limited to the performance of obligations under contractual arrangements existing as of the date hereof set forth on the Street Schedules, or create any security interest in such assets or properties;

          (i) grant any loan to any person or entity except for accounts receivable in the ordinary course of business consistent with past practice, incur any indebtedness or guarantee any indebtedness except for accounts payable incurred in the ordinary course of business consistent with past practice, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practice;

          (j) amend in any material respect or otherwise modify (or agree to do so), or violate the terms of any of the Contracts set forth or described in the Street Schedules or enter into any material Contract except in the ordinary course of business consistent with past practice;

          (k) commence or settle any litigation;

          (l) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities or, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Street's business;

          (m) pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and in a manner consistent with past practice;

          (n) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (o) take any action to accelerate the vesting schedule of any of the outstanding Street Options or Street Capital Stock except as provided for in each Street Employee Plan and each Employee Agreement which are in effect on the date hereof and listed in Part 2.14(b) of the Street Schedules;

          (p) terminate any employees other than for cause or encourage any employees to resign from Street;

          (q) enter into any contract, purchase order or other agreement pursuant to which Street would be required to book any amounts due thereunder as deferred revenue; or

          (r) take or agree in writing or otherwise to take any of the actions described in the preceding clauses (a) through (q) of this Section 4.1 or any other action that would prevent Street from performing or cause Street not to perform its covenants hereunder.

     Street Non-Solicitation.  Until the earlier of (i) the Effective Time or
(ii) the date of termination of this Agreement pursuant to the provisions of
Section 8.1 hereof, Street shall not (nor shall Street permit any of Street's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Select and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions or enter into any agreement with respect to any offer or proposal to acquire any portion of Street's business and properties or any shares of Street Capital Stock (whether or not outstanding except as specifically permitted by Section 4.1(e) above) whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to such person concerning Street's business, technologies, or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Street Capital Stock or Street's assets or (d) solicit, negotiate or enter into any agreement with any person providing for the acquisition of Street (whether by way of merger, purchase of assets, tender offer or otherwise). In the event Street shall receive, prior to the Effective Time or the termination of this Agreement, any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, Street shall immediately inform Select as to any such offer or proposal, including information as to the identity of the offeror or the party making such offer or proposal and the specific terms of such offer or proposal, as the case may be. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed by Street that Select shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section
4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Select may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2 by any officer, director or employee of Street or any investment banker, attorney or other advisor or representative of Street shall be deemed to be a breach of this Section 4.2 by Street.

     Conduct of Business of Select 4.4. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Select agrees to use all reasonable efforts consistent with past practice and policies to preserve intact Select's present business organization, keep available the services of Select's present officers and employees and preserve Select's relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired Select's goodwill and ongoing business at the Effective Time. Unless otherwise expressly provided in this Agreement, Street shall not, without the prior consent of Street:

          (a) declare, accrue, set aside or pay any extraordinary dividend or any other extraordinary distribution in respect of any shares of Select's capital stock;

          (b) issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of Select capital stock or securities convertible into, or exercisable or exchangeable for, shares of Select capital stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for (i) issuances of Select capital stock upon the exercise of any of the foregoing (including without limitation shares of Select capital stock issued in connection with a possible combination of Select with one or more of its subsidiaries before or in connection with an initial public offering) or upon exercise or conversion of convertible or exchangeable securities or the conversion of shares of Select Preferred Stock outstanding on the date of this Agreement; (ii) issuances of options to purchase up to 600,000 shares of Select Common Stock to directors, officers, employees and consultants of Select in the ordinary course of business consistent with past practice;
(iii) issuances of up to 400,000 shares of Select capital stock in mergers, reorganizations, strategic business relationships and similar transactions; and (iv) issuances of Select capital stock in its initial public offering; or

          (c) take any action with respect to the Select Charter Documents, if in such case, the action is intended to have the effect of being materially adverse to the Street Shareholders as compared to the existing Select stockholders.

     In addition, in the event Select enters into negotiations to acquire any company that is in the same line of business as Street, Select shall, subject to confidentiality obligations imposed by contract or applicable law, consult with Street regarding such acquisition.

                                  ARTICLE 5.

                             Additional Agreements

     Fairness Hearing; Shareholder Approval.

          (a) As soon as reasonably practicable following the execution of this Agreement, Select and Street shall prepare the necessary documents and Select shall apply to obtain a permit (a "California Permit") from the Commissioner of Corporations of the State of California (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, so that the issuance of Select Common Stock in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the "Securities Act"). Street and Select will respond to any comments from the California Department of Corporations and use their commercially reasonable efforts to have the California Permit granted as soon as practical after such filing. As promptly as practical after the date of this Agreement, Select and Street shall prepare and make such filings as are required under applicable Blue Sky laws relating to the transactions contemplated by this Agreement.

          (b) As promptly as practicable after the receipt of a California Permit, (i) Street shall submit this Agreement and the transactions contemplated hereby, including without limitation the Merger, to the Street shareholders for approval and adoption as provided by California Law and the Street Charter Documents; and (ii) Street shall solicit the consent of the requisite holders of Street Preferred Stock to validly approve the Rights Termination (as defined in Section 6.2(i)). The materials submitted to the Street shareholders shall be subject to review and approval by Select and include information regarding Street, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of Street in favor of the Merger, this Agreement and the transactions contemplated hereby.

          (c) As promptly as practicable, Select shall submit the Certificate Amendment to its stockholders for approval as provided by the Select Charter Documents and applicable law.

     Restrictions on Transfer.

          (a) All certificates representing Select Common Stock and Select Series H Preferred Stock deliverable to any Street Shareholder pursuant to the Merger Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split stock dividend, recapitalization, conversion or similar event) shall be stamped or otherwise imprinted with legends in the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. THE TRANSFER RESTRICTIONS APPLICABLE TO THESE SHARES ARE BINDING ON TRANSFEREES OF THESE SHARES.

          THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED DIRECTLY OR INDIRECTLY FOR SUCH PERIOD OF TIME NOT TO EXCEED ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE EFFECTIVE DATE OF ANY
          REGISTRATION STATEMENT OF THE ISSUER FILED UNDER THE
          SECURITIES ACT IN CONNECTION WITH THE INITIAL PUBLIC
          OFFERING OF THE ISSUER'S COMMON STOCK.

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A SHAREHOLDER'S AGREEMENT PURSUANT TO WHICH SUCH SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. COPIES OF SUCH AGREEMENT ARE AVAILABLE FROM THE ISSUER.

          (b) The certificates evidencing the Consideration Shares shall also bear any legend required by the Commissioner of Corporations of the State of California or such as are required pursuant to any state, local or foreign law governing such securities.

          (c) The Consideration Shares will not be registered under the Securities Act.

          (d) No Street Shareholder shall be permitted to sell or otherwise dispose of any Consideration Shares received in the Merger, unless Select receives an unqualified written opinion of counsel reasonably acceptable to it stating that the proposed transfer of the Consideration Shares may be effected without registration under the Securities Act, provided however that such opinion may not rely on either (A) the exception provided by Section 3(a)(10) of the Securities Act or (B) upon Rule 145 promulgated under the Securities Act until one hundred eighty-one (181) days after the effective date of Select's initial public offering.

          (e) Each Street Shareholder agrees to, if requested by Select or an underwriter of Select Common Stock (or other securities) in connection with Select's initial registered public stock offering, enter into an agreement not to sell or otherwise transfer or dispose of any Select Common Stock (or other securities) of Select held by such holder during a period of time determined by Select and its underwriters (not to exceed 180 days) following the effective date of the registration statement of Select filed under the Securities Act relating to such public offering. If requested by Street or an underwriter of Select Common Stock (or other securities) of Select in connection with a Select initial registered public offering, such agreement shall be in writing in a form reasonably satisfactory to Select and such underwriter. Select may impose stop-transfer instructions with respect to the Select Common Stock (or securities) subject to the foregoing restriction until the end of said period.

          (f) The restrictions imposed by this Section 5.2 shall terminate (except for the restrictions contained in paragraph (d) above), without any action by Select or the Street Shareholders, upon the date one hundred eighty-one (181) days after the effective date of the initial public offering of Select Common Stock.

     Access to Information. Street and Select shall afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (a) all of Select and Street's properties, books, contracts, commitments and records, as applicable, as reasonably requested by each party, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Street or Select as applicable, as each party may reasonably request and (c) all key employees of Street and Select, as reasonably requested by each party. It is understood that for the purposes of the foregoing sentence, a reasonable request on the part of Street shall be granted to access that information, property and personnel as is necessary to evaluate the investment decision being made by the Street Shareholders in connection with the Merger. Each of Select and Street agree to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement, executed effective as of March 5, 1999, between Street and Select.

     Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby or thereby, shall be the obligation of the respective party incurring such fees and expenses.

     Public Disclosure. Unless otherwise required by law, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by the other party prior to release; provided, however, that such approval shall not be unreasonably withheld.

     Consents. Street shall use commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts deemed appropriate or necessary by Select in connection with the Merger, including all such consents, waivers and approvals set forth in Street Schedules, so as to preserve all rights of, and benefits to, Select thereunder.

     Firpta Compliance. On the Closing Date, Street shall deliver to Select a properly executed statement in a form reasonably acceptable to Select for purposes of satisfying Select's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including any filings or registrations necessary to perfect Select's ownership of any Street Registered Intellectual Property after the Merger) and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     Notification of Certain Matters. Street shall give prompt notice to Select of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any representation or warranty of Street and Select, respectively, contained in this Agreement to be untrue or inaccurate, such that the condition set forth in Section 6.2(a) would not be satisfied and
(ii) any failure of Street or Select, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by Street pursuant to this Section 5.10 shall be deemed to amend or supplement the Street Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     Select shall give prompt notice to Street of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of would cause any representation or warranty of Select and Street, respectively, contained in this Agreement to be untrue or inaccurate, such that the condition set forth in
Section 6.3(a) would not be satisfied and (ii) any failure of Select or Street, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by Select pursuant to this Section
5.10 shall be deemed to amend or supplement the Select Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     Directors' and Officers' Indemnification.

          (a) From and after the Effective Time, Select will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Street pursuant to any indemnification agreements between Street and its directors and officers as of the Effective Time. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors and officers of Street as those contained in the Articles of Incorporation and Bylaws of Street as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Street, unless such modification is required by law.

          (b) This Section 5.11 shall survive the consummation of the Merger, is intended to benefit Street, the Surviving Company and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of Select, and shall be enforceable by the indemnified parties.

          (c) Notwithstanding anything to the contrary in this Section 5.11, Select shall not be liable for any amounts payable resulting from any claim or action brought against Street's directors or officers by any officer or director of Street or any of their affiliates to the extent any of the same result from willful misconduct.

          (d) Select shall have full recourse to the Escrow Fund to recover any amounts payable by it pursuant to this Section 5.11.

     5.12 Cooperation of Independent Accountants. Street shall use its best efforts to cause its independent accountants, Ernst & Young LLP, to provide assistance to Select and its affiliates and successors in connection with the filing of any (i) registration statement under the Securities Act

(and any amendments or supplements thereto), including but not limited to, consenting to the inclusion of the Street Audited Financials in the registration statement as required by Regulation S-X under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and providing a "comfort letter" addressed to the underwriters containing such representations as the underwriters may reasonably request and (ii) periodic or current reports required to be filed by Select pursuant to the Exchange Act.

     5.13  Termination of 401(k) Plan.

     Street agrees to take all necessary action to terminate its 401(k) plan immediately prior to the Closing Date, unless Select, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing Street with written notice of such election at least three (3) days before the Effective Time. Unless Select provides such notice to Street, Select shall receive from Street evidence that Street's 401(k) plan has been terminated pursuant to resolution Street's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of the Select and its counsel), effective as of the day immediately preceding the Closing Date.

     5.14  Information Supplied.

     The information relating to Street and the Street shareholders included in the proxy statement/information statement to be sent to the Street shareholders and to the Select stockholders in connection with (i) the meeting or action by written consent of the Street shareholders (the "Street Shareholder Action") to consider the approval and adoption of this Agreement and approval of the Merger and any other matters contemplated hereby and (ii) any meeting or action by written consent of the Select stockholders (the "Select Stockholder Action") to approve the Certificate Amendment, shall not on the date the proxy/information statement is first mailed to the Street shareholders or Select stockholders, at the effective time of the Street Shareholder Action, at the effective time of the Select Stockholder Action or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false and misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for the Street Shareholder Action or with respect to the Select Stockholder Action which has become false or misleading.

     The information relating to Select and the Select stockholders included in the proxy/information statement to be sent to the Street shareholders and the Select stockholders in connection with Street Shareholder Action and the Select Stockholder Action, shall not on the date the proxy/information statement is first mailed to the Street shareholders or Select stockholders, at the effective time of the Street Shareholder Action, at the effective time of the Select Stockholder Action or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false and misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Street Shareholder Action or with respect to the Select Stockholder Action which has become false or misleading.

                                  ARTICLE 6.

                           Conditions to the Merger

     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. This Agreement and the transactions contemplated hereby, including without limitation the Merger, shall have been duly approved, by the requisite vote under applicable law and the Street Charter Documents by the Street Shareholders. The Certificate Amendment and the issuance of Select Common Stock and Select Series H Preferred Stock shall have been duly approved, by the requisite vote under applicable law and the Select Charter Documents by the Select stockholders.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (c) Permits. All approvals from government authorities, including any requisite Blue Sky approvals or HSR Act approvals, which are appropriate or necessary for the consummation of the Merger, shall have been obtained.

          (d) California Permit. The Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions pursuant to Section 25142 of the California Statute following a hearing for such purpose, and shall have issued a Permit under Section 25121 of the California Statute.

          (e) Tax Opinions. Select and Street shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Latham & Watkins, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     Conditions to Obligations of Select and Sub. The obligation of Select and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Select and Sub:

          (a) Representations and Warranties. Each representation and warranty of Street contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Street; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in the first two sentences of Section 2.2(a), the first sentence of Section 2.2(b) and the first five sentences of Section 2.4(a) (which representations and warranties shall have been, and shall be, true and correct in all material respects) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Street Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Select shall have received a certificate with respect to the foregoing signed on behalf of Street by an authorized executive officer of Street.

          (b) Agreements and Covenants. Street shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Select shall have received a certificate to such effect signed on behalf of Street by an authorized executive officer of Street.

          (c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Street since the date of this Agreement.

          (d) Legal Opinion. Select shall have received a legal opinion from Latham & Watkins, legal counsel to Street, in form and substance mutually agreed upon with legal counsel to Select.

          (e) Non-Competition and Employment Agreements. Each of the employees of Street listed as Group B Employees and four of seven of the employees of Street listed as Group A Employees in the table set forth in Schedule 6.2(e) shall have entered into the Non-Competition and Employment Agreement, and such agreements shall be in full force and effect.

          (f) Third Party Consents. The consents, waivers and approvals listed in Schedule 6.2(f) shall have been obtained.

          (g) Limit on Dissenting Shareholders. No more than ten percent (10%) of the shares of Street Capital Stock shall have the continued right to perfect dissenter's rights under applicable law.

          (h) Termination of Investor Rights Agreement. The Amended and Restated Investor Rights Agreement, dated as of March 8, 1999, by and among Street and certain holders of Street Preferred Stock listed on Exhibit A thereto, shall have been validly terminated in its entirety, and the holders of Street Preferred Stock shall have no further rights accruing to them thereunder as of the Effective Time (the "Rights Termination").

          (i) Letter Agreement Amendment. The Amendment to the Letter Agreement, dated October 1, 1997, by and between Marcus & Millichap Real Estate Investment Brokerage Company and SpringStreet, Inc, in substantially the form attached hereto as Exhibit C, shall be in full force and effect.

          (j) California Real Estate Broker Law Compliance. Street shall have obtained a California real estate broker license in compliance with the Order to Desist & Refrain (Case No. H-7694 SF filed April 21, 1999 with the California Department of Real Estate) or otherwise have obtained permanent relief from such order.

     Conditions to the Obligations of Street. The obligations of Street to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Street:

          (a) Representations and Warranties. Each representation and warranty of Select and Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Select; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in the first two sentences of Sections 3.2(a), the first sentence of Section 3.2(b) and the first three sentences of
Section 3.4(a) (which representations and warranties shall have been, and shall be, true and correct in all material respects) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Select Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Street shall have received a certificate with respect to the foregoing signed on behalf of Select by an authorized executive officer of Select.

          (b) Agreements and Covenants. Select shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Street shall have received a certificate to such effect signed on behalf of Select by an authorized executive officer of Select.

          (c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Select since the date of this Agreement.

          (d) Legal Opinion. Street shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to Select, in form and substance mutually agreed upon with legal counsel to Select.

                                  ARTICLE 7.

              Survival of Representations and Warranties; Escrow

     7.1 Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the first anniversary of the Effective Time (the "Expiration Date").

     7.2  Escrow Arrangements.

          (a) Escrow Fund. At the Effective Time, the Street Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Street after the Effective Time) without any act of any Street Shareholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Street Shareholder, will be deposited with U.S. Bank Trust, N.A., (or other institution acceptable to Street and the Securityholder Agent (as defined in Section 7.2(g) below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each Street Shareholder shall be in proportion to the aggregate Select Common Stock and/or Select Series H Preferred Stock, as the case may be, which such holder would otherwise be entitled under Section 1.6(b). The Escrow Fund shall be available to compensate Select and its affiliates for any claims, losses, liabilities, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses and expenses of investigation and defense, net of any benefits or proceeds of insurance (hereinafter individually a "Loss" and collectively "Losses") incurred by Select, its officers, directors, or affiliates (including the Surviving Corporation) as a result of any inaccuracy or breach of a representation or warranty of Street contained in Article 2 herein (as modified by Street Schedules), or any failure by Street to perform or comply with any covenant contained herein. Select and Street each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. Nothing herein shall limit the liability of Street for any breach of any representation, warranty or covenant if the Merger does not close. Resort to the Escrow Fund shall be the exclusive contractual remedy of Select for any breach by Street of any representation or warranty if the Merger does close; provided, however, that nothing herein shall limit any remedy for fraud. Select may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed $100,000, have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Select may recover from the Escrow Fund the total of its Losses, in excess of $100,000.

          (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the "Escrow Period"); and, as soon as practicable (no later than 5 business days), all Escrow Amounts remaining in the Escrow Fund shall be distributed by the Escrow Agent to Select's transfer agent for distribution to the former shareholders of Street as set forth in the last two sentences of this Section 7.2(b); provided, however, that the Escrow Period shall not terminate with respect to any Escrow Amount (or some portion thereof) remaining in the Escrow Fund that is necessary in the reasonable judgment of Select, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as practicable (but no later than 5 business days) after all such claims (if any) have been resolved, the Escrow Agent shall deliver to Select's transfer agent for distribution to the former shareholders of Street the remaining Escrow Amount not required to satisfy such claims. Deliveries of Escrow Amounts to the former shareholders of Street pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

          (c)  Protection of Escrow Fund.

                    (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Street and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                    (ii) Any shares of Select Common Stock and/or Select Series H Preferred Stock, as the case may be, or other equity securities issued or distributed by Select (including shares issued upon a stock split) ("New Shares") in respect of Select Common Stock and/or Select Series H Preferred Stock, as the case may be, in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Street Common Stock and/or Select Series H Preferred Stock, as the case may be, which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Select Common Stock and/or Select Series H Preferred Stock, as the case may be, shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

                    (iii) Each shareholder shall have voting rights with respect to the shares of Select Common Stock and/or Select Series H Preferred Stock, as the case may be, contributed to the Escrow Fund by such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Select Common Stock and/or Select Series H Preferred Stock, as the case may
be).

          (d)  Claims Upon Escrow Fund.

                    (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Select (an "OFFICER'S CERTIFICATE"): (A) stating that Select has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(e) hereof, deliver to Select out of the Escrow Fund, as promptly as practicable, a number of shares of Select Common Stock and Select Series H Preferred Stock held in the Escrow Fund, the aggregate number of which are equal in value to such Losses. Delivery of shares of Select Common Stock and Select Series H Preferred Stock from the Escrow Fund shall be made in proportion to the original number of such shares contributed to the Escrow Fund.

                    (ii) The fair market value of the shares of Select Common Stock and Select Series H Preferred Stock to be delivered to Select out of the Escrow Fund pursuant to Section 7.2(d)(i) hereof shall be determined on the date the Officer's Certificate is delivered to the Escrow Agent and shall be set forth in the Officer's Certificate. For purposes of this 7.2(d)(ii), the fair market value shall be the closing sale price of Select Common Stock (or such other securities into which Select Common Stock may be reclassified or changed) as reported on the principal national securities exchange on which the Select Common Stock is listed or admitted to trading. If the Select Common Stock is not listed or admitted to trading on a national securities exchange, the fair market value of the Select Common Stock or Select Series H Preferred Stock (or such other securities into which Select Common Stock and/or Select Series H Preferred Stock may be reclassified or changed), as the case may be, shall be determined in good faith by the Board of Directors of Select; provided, however, in the event the Securityholder Agent objects to the fair market value of such shares as determined by the Board of Directors of Select, the conflict shall be resolved in accordance with Section 7.2(f) hereof.

          (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Select of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Select Common Stock and Select Series H Preferred Stock from the Escrow Fund in accordance with

Section 7.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (f)  Resolution of Conflicts; Arbitration.

                    (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Select shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Select should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Select Common Stock and Select Series H Preferred Stock from the Escrow Fund in accordance with the terms thereof.

                    (ii) If no such agreement can be reached after good faith negotiation, either Select or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Select and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                    (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Select shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Select less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the former shareholders of Street as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

          (g)  Securityholder Agent of the Shareholders; Power of Attorney.

                    (i) In the event that the Merger is approved, effective upon such vote, and without further act of any shareholder, Jay Hoag shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each shareholder of Street (except such shareholders, if any, as shall have perfected their appraisal or dissenters' rights under California Law), for and on behalf of shareholders of Street, to give and receive notices and communications, to authorize delivery to Select of shares of Select Common Stock and Select Series H Preferred Stock from the Escrow Fund in satisfaction of claims made by Select, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the former shareholders of Street from time to time upon not less than thirty (30) days prior written notice to Select; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the shareholders of Street.

                    (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The former shareholders of Street on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

          (h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the former shareholders of Street for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such former shareholders, and the Escrow Agent and Select may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such former shareholder of Street.

The Escrow Agent and Select are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

          (i) Third-Party Claims. In the event Select becomes aware of a third-party claim which Select believes may result in a demand against the Escrow Fund, Select shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the former shareholders of Street, shall be entitled, at their expense, to participate in any defense of such claim. Select shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article 7 to the amount of any claim by Select against the Escrow Fund with respect to such settlement.

          (j)  Escrow Agent's Duties.

                    (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Select and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                    (ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                    (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                    (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                    (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                    (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Select Common Stock and Select Series H Preferred Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Select Common Stock and Select Series H Preferred Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                    (vii) Select and its successors and assigns agree to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter; provided, however, it is understood that one-half of any amounts paid by Select and its successors and assigns pursuant to this paragraph to or on behalf of the Escrow Agent shall constitute Losses reimbursable from the Escrow Fund.

                    (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Select and the Securityholder Agent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:
Select and the Securityholder Agent shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If Select and the Securityholder Agent fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Select. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Select promises to pay these sums upon demand in accordance with the Escrow Agent's standard fee schedule.

                                  ARTICLE 8.

                       Termination, Amendment and Waiver

     Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a)  by mutual consent of Street and Select;

          (b) by Select or Street if: (i) the Effective Time has not occurred by August 15, 1999 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i), shall not be available to any party whose action (or whose shareholders' action) or failure to act (or whose shareholders' failure to act) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Select if there shall be any action taken other than by Select or at Select's behest, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Select's ownership or operation of any portion of the business of Street or (ii) compel Select to dispose of or hold separate all or a portion of the business or assets of Street or Select as a result of the Merger;

          (d) by Select, upon a breach of any representation, warranty, covenant or agreement on the part of Street set forth in this Agreement, or if any representation or warranty of Street shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Street's representations and warranties or breach by Street is curable by Street through the exercise of its commercially reasonable efforts, then Select may not terminate this Agreement under this Section 8.1(d) prior to the End Date, provided Street continues to exercise commercially reasonable efforts to cure such breach (it being understood that Select may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Street is cured prior to the End
Date);

          (e) by Street, upon a breach of any representation, warranty, covenant or agreement on the part of Select set forth in this Agreement, or if any representation or warranty of Select shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Select's representations and warranties or breach by Select is curable by Select through the exercise of its commercially reasonable efforts, then Street may not terminate this Agreement under this Section 8.1(e) prior to the End Date, provided Select continues to exercise commercially reasonable efforts to cure such breach (it being understood that Street may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the End Date).

          (f) by Street, on or after 5:00 p.m., California time, on the date which is twenty-one (21) calendar days from but not including the date hereof, if (i) the Select stockholders have not duly and validly approved the Certificate Amendment and the issuance of Select Common Stock and Select Series H Preferred Stock in accordance with the terms of the Select Charter Documents and applicable law or (ii) Select stockholders have not executed Stockholder Support Agreements in a form reasonably satisfactory to Street which, if the shares of Select capital stock were voted in accordance with the terms of such agreements, such vote would be sufficient to approve the Certificate Amendment in accordance with the terms of the Select Charter Documents and applicable law.

          (g) by Street, on or after 5:00 p.m., California time, on the next day following the filing with the Securities and Exchange Commission of a registration statement (as amended if applicable) on Form S-1 by Select (or its subsidiaries) under the Securities Act which does not make reference to Street, its business and the Merger.

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient (and required) for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Select, Street, or their respective officers, directors or shareholders provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 5.4, 5.5, 5.6, this Section 8.2 and Article 9 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, execution by the Securityholder Agent and Escrow Agent shall only be required for amendments relating to Article 7 hereof.

     Extension; Waiver. At any time prior to the Effective Time, Select and Street may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 9.

                              General Provisions

     Notices. Every notice, consent and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed guaranteed received:

          (a)  if to Select to:

                    NetSelect, Inc.
                    225 West Hillcrest Drive, Suite 100
                    Thousand Oaks, CA 91360
                    Attention: General Counsel
                    Telephone No.: (805) 557-2300
                    Facsimile No.: (805) 557-2689

                    with a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    650 Page Mill Road
                    Palo Alto, CA 94304
                    Attention:  Larry W. Sonsini, Esq.
                                Martin W. Korman, Esq.
                                Gil M. Labrucherie, Esq.
                    Telephone No.: (650) 493-9300
                    Facsimile No.: (650) 493-6811

          (b)  if to Street or the Securityholder Agent, to:

                    SpringStreet, Inc.
                    375 Fremont Street, Suite 100
                    San Francisco, CA 94105-2324
                    Telephone No.: (415) 972-1133
                    Facsimile No.: (415) 972-0296
                    Attention: Chief Executive Officer

                    with a copy to:

                    Latham & Watkins
                    135 Commonwealth Drive
                    Menlo Park, CA 94025
                    Telephone No.: (650) 328-4600
                    Facsimile No.: (650) 463-2600
                    Attention: Peter Kerman, Esq.
                               Ora T. Fisher, Esq.

          (c)  if to the Escrow Agent, to:

                    U.S. Bank Trust, N.A.
                    One California Street, Fourth Floor
                    San Francisco, CA 94111
                    Telephone No:  (415) 273-4530
                    Facsimile No.: (415) 273-4593
                    Attention: Barbara Wise

     Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Street Schedules and the Select Schedules, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) may not be assigned unless agreed to by the other parties hereto, except that Select and Sub may assign their respective rights and delegate their obligations hereunder to majority-owned subsidiaries of Select provided that Select remains contingently liable.

     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court within the Northern District, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     Attorneys' Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     IN WITNESS WHEREOF, Select, Sub, Street, and with respect to Article 7 only, the Securityholder Agent and the Escrow Agent have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

SPRINGSTREET, INC.                      NETSELECT, INC.

By: /s/ John H. Helm                    By: /s/ Stuart Wolff
   --------------------------              ---------------------------

Title: President and CEO                Title:
      -----------------------                 ------------------------

AVENUE ACQUISITION CORPORATION

By: /s/ Stuart Wolff
   --------------------------

Title:
      -----------------------


SECURITYHOLDER AGENT                    ESCROW AGENT
                                        U.S. Bank Trust, N.A.


/s/ Jay Hoag                            /s/ Barbara Wise
-----------------------------           ------------------------------
Jay Hoag                                Barbara Wise
                                        Vice President



                        ***REORGANIZATION AGREEMENT***